Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
	2013	2012
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$66	$340
Southern Power	29	29
Total	95	369
Parent Company and Other	(14)	(1)
Net Income–As Reported	$81	$368

Basic Earnings Per Share	$0.09	$0.42

Average Shares Outstanding (in millions)	870	868
End of Period Shares Outstanding (in millions)	871	869

	Three Months Ended March
	2013	2012
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$81	$368
Estimated Loss on Kemper IGCC	333	—
Leveraged Lease Restructure	16	—
Net Income–Excluding Items	$430	$368

Basic Earnings Per Share–Excluding Items	$0.49	$0.42

Notes
- For the three months ended March 31, 2013 and 2012, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The charge for an estimated probable loss relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) and the charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 significantly impacted the presentation of earnings and earnings per share for the three months ended March 31, 2013, and similar charges are not expected to occur with any regularity in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.